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                                                                      Exhibit 99


NEWS RELEASE

                              Contact: Peter Monson
                             Chief Financial Officer
                                 (978) 206-8220
                             Peterm@psychemedics.com


                        PSYCHEMEDICS CORPORATION APPOINTS
                     BDO SEIDMAN AS ITS INDEPENDENT AUDITOR


Acton, Massachusetts, November 9, 2004 -- Psychemedics Corporation (AMEX: PMD) today announced that the audit committee of the Company's board of directors has selected BDO Seidman, LLP as the Company's new independent auditor.

The Company's decision to change auditors followed a comprehensive evaluation process, and a review of BDO's professional qualifications and proposed audit fees. This change will take effect for the 2004 year-end audit.

Commenting on the appointment of BDO Seidman, Ray Kubacki, Chairman and Chief Executive Officer, said: "We are pleased to engage BDO Seidman as our independent auditors. We believe that BDO will prove to be an excellent fit for Psychemedics relative to their fees, and their ability to fully serve the needs of a company of our size."

The change in accountants was not the result of any disagreement between Psychemedics and its former auditors, Ernst & Young LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

About BDO Seidman, LLP

BDO Seidman, LLP is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses. For more than 90 years, BDO has provided quality service and leadership through the active involvement of its most experienced and committed professionals. BDO Seidman serves clients through more than 35 offices and 250 independent alliance firm locations nationwide. As an independent member firm of BDO International, BDO

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Seidman serves clients by leveraging a global distribution network of resources comprised of nearly 600 member firm offices in 99 countries.

About Psychemedics Corporation

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks. Psychemedics is the only company that has received FDA clearance for a five-drug panel test of hair samples for drugs of abuse.


The Psychemedics' web site is WWW.DRUGTESTWITHHAIR.COM
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